Exhibit 21.1
List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

PFT Limited Partnership LLC	Delaware

PFT Operating Partnership LP	Delaware

JLL PFT Cona Seller LLC	Delaware

JLL PFT Cona Pledgor LLC	Delaware

JLL PFT WF Seller LLC	Delaware

JLL PFT WF Pledgor LLC	Delaware

JLL PFT NTX Seller LLC	Delaware

JLL PFT NTX Pledgor LLC	Delaware